EXHIBIT 4.1

AMENDMENT NO. 1

TO

RIGHTS AGREEMENT

AMENDMENT NO. 1, dated as of September 27, 2009 (this “Amendment No. 1”), to the Rights Agreement (“Rights Agreement”), dated as of February 28, 2006, between Tim Hortons Inc., a Delaware corporation (the “Company”), and Computershare Investor Services, LLC (the “Rights Agent”). Capitalized terms used in this Amendment No. 1 but not otherwise defined herein shall have the meanings ascribed to such terms in the Rights Agreement.

WHEREAS, the Company and the Rights Agent entered into the Rights Agreement specifying the terms of the Rights (as defined therein);

WHEREAS, pursuant to Section 27 of the Rights Agreement, prior to the Distribution Date, the Company and the Rights Agent, shall, if directed by the Board of Directors of the Company, supplement or amend any provision of the Rights Agreement, without the approval of any holders of Common Stock;

WHEREAS, the Company and the Rights Agent desire to amend the Rights Agreement in accordance with Section 27 of the Rights Agreement as set forth herein;

NOW, THEREFORE, in consideration of the premises and mutual agreements set forth in the Rights Agreement and this Amendment No. 1, the parties hereby agree as follows:

1.	Section 7(a) of the Rights Agreement is hereby amended to read in its entirety:

“Section 7. Exercise of Rights; Purchase Price; Expiration Date of Rights.

(a) The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein), in whole or in part, at any time after the Distribution Date, upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent, together with payment of the Purchase Price for each one ten-thousandth of a Preferred Share as to which the Rights are exercised, at or prior to the earliest of (i) 12:00 a.m. Eastern time on September 28, 2009 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), or (iii) the time at which such Rights are exchanged as provided in Section 24 hereof.”

2.	The Exhibits to the Rights Agreement shall be deemed restated to reflect this Amendment No. 1, mutatis mutandis.

3.	The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

4.	This Amendment No. 1 shall be effective upon execution by the parties hereto and, except as set forth herein, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby. Notwithstanding anything to the contrary herein, each of the Company and the Rights Agent hereby acknowledges and agrees that at 12:00 A.M., Eastern time on the Final Expiration Date (as amended hereby), the Rights Agreement shall terminate and be of no further force and effect.

5.	This Amendment No. 1 shall be deemed to be a contract under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

6.	This Amendment No. 1 may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the day and year first above written.

Attest:		TIM HORTONS INC.

By:	/S/ JILL E. AEBKER	By:	/S/ DONALD B. SCHROEDER
	Name: Jill E. Aebker Title: Associate General Counsel and Secretary		Name: Donald B. Schroeder Title: President and Chief Executive Officer

Attest:		COMPUTERSHARE INVESTOR SERVICES, LLC

By:	/S/ DAVID J. DIETRICH	By:	/S/ MICHAEL J. LANG
	Name: David J. Dietrich Title: Relationship Manager		Name: Michael J. Lang Title: Senior Vice President